Exhibit 10.1

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT ("Agreement") dated as of July 24, 2007 by and between Aetna Inc., a Pennsylvania corporation, (“the Company”) and Mark T. Bertolini ("Executive") (certain capitalized terms used herein being defined in Article 7).

WHEREAS, the Board desires to employ Executive in the position and on the terms and conditions set forth below, and the Executive desires to continue such employment; and

WHEREAS, the Company and Executive desire to enter into this Agreement embodying the terms of such employment;

NOW THEREFORE, in consideration of the foreasgoing and of the mutual covenants and agreements of the parties set forth in this Agreement, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE 1

POSITION; TERM OF AGREEMENT

SECTION 1.01.  Position.  (a) On July 24, 2007 (the “Effective Date”), Executive shall commence his duties as the Company’s President.

(b) In such position, Executive shall have such duties and authority, consistent with such position, as shall be determined from time to time by the Chief Executive Officer or the Company’s Board of Directors (the “Board”) and shall report only to the Chief Executive Officer.  The Company acknowledges that the position of President and the duties and authorities commensurate therewith are of material importance to Executive and that a significant reduction in the duties and authorities as in effect on the Effective Date, measured with reference to the size and scope of the Company on the Effective Date, would be a material breach of this Agreement.  It being understood that a significant reduction of duties due to a sale, disposition, exit from, or other reduction of all (or part of) one or more businesses or lines of business would not be considered a breach of this Agreement, provided Executive is President of the remaining business.

(c) During the Employment Term, Executive will devote substantially all of his business time to the performance of his duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict with the rendition of such services either directly or indirectly, without the prior written consent of the Board; provided that nothing herein shall be deemed to preclude Executive, subject to the prior written consent of the Board, from serving on any business board, or subject to the prior written consent of the Board or the Chairman, from serving on any civic or charitable board, as long as such activities do not materially interfere with the performance of Executive's duties hereunder.  If the Company concludes that it is desirable, upon Company's request, Executive will resign from any board of directors on which he serves as soon as reasonably practicable considering his fiduciary duty to such board’s company or civic or charitable organization, as the case may be.

SECTION 1.02.  Term.  Executive shall continue to be employed by the Company for a period commencing on the Effective Date and, subject to earlier termination or extension as provided herein, ending on December 31, 2009 (the "Employment Term").  On December 31, 2009 and on December 31st of each subsequent year, the Employment Term shall automatically be extended for one additional year unless not later than 90 days prior to such date the Company or Executive shall have given written notice of its or his intention not so to extend the Employment Term.  Unless earlier terminated, the Employment Term shall automatically end on Executive’s sixty-fifth (65th) birthday.

ARTICLE 2

COMPENSATION AND BENEFITS

SECTION 2.01.  Base Salary.  Starting on the Effective Date, the Company shall pay Executive an annual base salary (the "Base Salary") at the initial annual rate of $900,000 payable in equal monthly installments or otherwise in accordance with the payroll and personnel practices of the Company from time to time.  Base Salary shall be reviewed annually by the Board or a committee thereof to which the Board may from time to time have delegated such authority (the "Committee") for possible increase in the sole discretion of the Board or the Committee, as the case may be.  Executive’s Base Salary, as in effect from time to time, may not be reduced by the Company without Executive’s consent, except in the event of a ratable reduction affecting all senior officers of the Company.

SECTION 2.02.  Bonus.  Subject in each case to Executive's continued employment as contemplated hereby:

 (a) During the Employment Term, Executive shall be eligible to participate in the Company's annual incentive plan, with a target bonus opportunity of at least 120% of Base Salary.  For 2007 such amount will be pro-rated to reflect Executive’s increased responsibilities beginning May 3, 2007.  Except as may be payable pursuant to Article 3, Executive is not guaranteed the payment of any annual bonus.

(b) Executive shall be eligible to participate at a level commensurate with his position in the Company's long-term incentive program.  As further compensation, Executive will be eligible to participate in the other compensation arrangements, including equity-based programs, in which substantially all senior executives of the Company are generally eligible to participate.  For 2008, the Executive’s long-term incentive opportunity at target performance will be no less than $4,250,000.

SECTION 2.03.  Employee Benefits.  (a)  Executive shall be eligible for employee benefits (including, but not limited to, fringe benefits, vacation, qualified pension and qualified and non-qualified 401(k) plan participation and life, health, accident and disability insurance) no less favorable than those benefits made available generally to senior executives of the Company.

  (b) Executive shall be eligible, upon any termination of employment (including as a result of non-extension of the Employment Term by the Company) other than by the Company for Cause, for the Company’s unsubsidized retiree medical care benefits under the Company’s retiree medical plans as in effect from time to time.

SECTION 2.04.  Business Expenses; Office.  (a) Reasonable travel, entertainment and other business expenses incurred by Executive in the performance of his duties hereunder shall be reimbursed by the Company in accordance with Company policies as in effect from time to time.  In the course of performing his duties, Executive shall have reasonable access to Company provided ground and air transportation.

(b) The Company shall provide Executive with appropriate office facilities and support at the Company’s headquarters which shall be Executive’s principal job location.

ARTICLE 3

CERTAIN BENEFITS

SECTION 3.01.  Certain Events.  A "Qualifying Event" means any of the following events:

(i) The involuntary termination of Executive's employment by the Company, other than (x) for Cause, or (y) by reason of Executive's death or Disability; or

(ii) Executive's voluntary termination of employment for Good Reason, provided that Executive shall have provided the Company with notice of any event constituting Good Reason no later than 30 days following the occurrence of such event and such termination occurs within 60 days after the occurrence of any event constituting Good Reason (that has not otherwise been cured by the Company prior to the end of such 60-day period).

SECTION 3.02.  Equity Awards.

(a) The Company shall cause to be granted to Executive, under the Company’s 2000 Stock Incentive Plan (the “Plan”) a stock appreciation right (“SAR”) with target value of $5,000,000 on the effective date of the grant (the “Promotion Grant”).  The number of SARs granted will be based on both a valuation factor (which will be the same as that used to value SAR grants made to senior executives of the Company generally) and the closing price of the Company’s common stock on the effective date of the grant.  The Promotion Grant is not exercisable for the first year after the effective date of grant and will vest in three equal annual installments.  The Promotion Grant will be subject to Executive agreeing to the terms of the award agreement (including the employee covenants included therein) and the Plan.  The grant will be effective on the day following the release of the Company’s earnings for the second quarter of 2007.

(b) (i) As set forth in the applicable equity award agreements, in the event that a change in control (as defined in such agreement or the Plan) occurs during the Employment Term, subject to Article 4, all unvested stock appreciation rights and restricted stock unit awards and other equity awards (collectively, "Awards") made to Executive before or after the Effective Date, shall become immediately vested, nonforfeitable and exercisable as of the date of the change in control.  All Awards, whether vested or unvested prior to the date of the change in control, shall remain exercisable in accordance with their terms.  In the case of Awards issued on or after the Effective Date (including the Promotion Grant) upon any termination of employment following such change-in-control, such Awards will be exercisable until the earlier of (i) expiration of the term of the Award or (ii) five years from termination of employment.

(ii) In the event that a Qualifying Event occurs during the Employment Term or Executive voluntarily terminates his employment at the end of the Employment Term upon the Company’s non-renewal of the Employment Term:  (a) with respect Awards made to Executive before or after the Effective Date, Executive shall be credited for vesting purposes with deemed service during the Payment Period (as hereinafter defined);  (b) with respect to Awards issued after the Effective Date, excluding the Promotion Grant, Executive will be deemed to have satisfied any and all criteria required to be considered “retired” (with the maximum benefit payable under any such grant as a retiree, including based on age or service) for purposes of any such grants; and (c) all such vested Awards issued after the Effective Date (including any vested portion of the Promotion Grant) that are exercisable shall remain exercisable under the earlier of (i) the expiration of the term of the Award or (ii) five years from Executive’s termination of employment.

(iii) For the avoidance of doubt, “retired” status shall mean at least that any (i) option or stock appreciation right that would have vested within twelve (12) months after the end of the Payment Period (as herein after defined) shall be deemed vested at the end of the Payment Period and (ii) any restricted stock unit award shall be vested pro-rata at the end of the Payment Period based on completed months of service (including the Payment Period) in the restricted period, unless, in either case, the Company changes the definition of retirement prospectively for all senior executives generally.

(c) With respect to Awards issued before or after the Effective Date (including the Promotion Grant), in the event of death or Disability, all unvested Awards will vest and become immediately exercisable and will remain exercisable until the earlier of (i) the expiration of the term of the Award or (ii) five years from termination of employment.

SECTION 3.03.  Separation Payments.  Except to the extent provided in Article 4 and Section 6.08, Executive shall be entitled to the benefits set forth below (the "Separation Benefits") upon termination of employment:

(a) Upon any termination of employment including by reason of death or Disability, Executive's voluntary termination of employment with or without Good Reason or upon termination of Executive's employment with or without Cause, Executive shall be entitled to:

(i) Executive’s earned but unpaid Base Salary and other vested but unpaid cash entitlements for the period through and including the date of termination of Executive’s employment (other than entitlements referenced in Section 3.03(b) below) (the “Accrued Compensation”); and

(ii) Executive’s other vested benefits earned by Executive for the period through and including the date of Executive’s termination of employment, which shall be paid in accordance with the terms of the applicable plans, programs or arrangements (the “Accrued Benefits”).

(b) Upon a Qualifying Event, the Company shall pay Executive in addition to the amounts set forth in Section 3.03(a) above:

(i) Cash compensation through the second anniversary of such Qualifying Event (the "Payment Period") in equal installments during the Payment Period in accordance with the applicable Company payroll, in an amount equal to two times the sum of (i) the highest Base Salary as in effect during the six-month period immediately prior to the time of such termination and (ii) the Executive’s target bonus opportunity for the year of termination of employment, on the condition that Executive has delivered to the Company a release substantially in the form as attached hereto as Exhibit A (with such changes as may be required under applicable law) of any employment-related claims, provided that this release must be signed within 30 days after the Executive’s separation from service and any payment that otherwise would be made within such 30-day period shall by paid at the expiration of such 30-day period with interest at the Stated Interest Rate (as defined below), subject to Executive’s execution of such release; and

      (ii) A pro-rata bonus amount for the year of termination calculated as the Executive’s target bonus opportunity for the year of termination of employment times a fraction, the numerator of which is the number of days in the year through the date of termination and the denominator is 365).

      (iii) To the extent that Executive is a “Specified Employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code at the time of his separation from service, if any payment that Executive becomes entitled to under this Agreement is considered deferred compensation subject to interest, penalties and additional tax imposed pursuant to section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, then such payments of deferred compensation to which Executive would otherwise be entitled during the first six months following his separation of service shall be deferred and accumulated for a period of six months and paid in a lump sum on the first day of the seventh month with the seventh month’s payment (or, if earlier, Executive’s date of death), with interest on such deferred compensation at the rate paid pursuant to the stable value fund of the Company’s 401(k) plan or, if such fund no longer exists, the fund with the investment criteria most clearly comparable to that of such fund (the “Stated Interest Rate”).

SECTION 3.04.  Non-Renewal Payments.  In the event of the expiration of the Employment Term as a result of delivery of the Company’s notice of its intention not to extend the Employment Term pursuant to Section 1.02 and if as a result, Executive elects to terminate his employment as of the end of the Employment Term, Executive shall be entitled to the amounts and benefits equal to those set forth in Section 3.03 (a) and (b); provided, however, that this Section 3.04 shall be inapplicable to any termination of employment on or subsequent to the Executive’s sixty-fifth (65th) birthday.

ARTICLE 4

CERTAIN TAX REIMBURSEMENT PAYMENTS

SECTION 4.01.  Executive will be eligible for and subject to the Change-in-Control Excise Tax Policy as set forth in Exhibit B.

ARTICLE 5

SUCCESSORS AND ASSIGNMENTS

SECTION 5.01.  Successors.  The Company will require any successor (whether by reason of a change in control, direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform the obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  The Company’s rights hereunder shall not otherwise be assignable without the Executive’s consent.

SECTION 5.02.  Assignment by Executive.  This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.  If Executive should die or become disabled while any amount is owed but unpaid to Executive hereunder, all such amounts, unless otherwise provided herein, shall be paid to Executive's devisee, legatee, legal guardian or other designee, or if there is no such designee, to Executive's estate.  Executive's rights hereunder shall not otherwise be assignable.

ARTICLE 6

MISCELLANEOUS
 SECTION 6.01. Notices. Any notice required to be delivered hereunder shall be in writing and shall be addressed if to the Company, to:

Aetna Inc.
151 Farmington Avenue
Hartford, CT 06156
Fax:   860-273-8340
Attn:  General Counsel

if to Executive, to Executive's last known address as reflected on the books and records of the Company or such other address as such party may hereafter specify for the purpose by written notice to the other party hereto.  Any such notice shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a business day in the place of receipt.  Otherwise, any such notice shall be deemed not to have been received until the next succeeding business day in the place of receipt.

SECTION 6.02.  Legal Fees and Expenses.  The Company shall pay all legal fees, costs of litigation, arbitration (i.e., American Arbitration Association and arbitrator fees), prejudgment interest, and other expenses which are reasonably incurred by Executive as a result of any conflict between the parties pertaining to this Agreement or in connection with the termination of Executive’s employment if the Executive is the prevailing party as determined by the arbitrator.  In addition, the Company shall pay the reasonable legal fees and expenses associated with entering this Agreement.

SECTION 6.03.  Arbitration.  Except as provided in Section 6.15 (including the Exhibit C), any dispute or controversy arising under or in connection with this Agreement shall be settled by arbitration, conducted before a panel of three arbitrators sitting in a location selected by Executive within 50 miles from the location of Executive's principal place of employment with the Company, in accordance with the rules of the American Arbitration Association then in effect.  The decision of the arbitrators in that proceeding, shall be binding on the Company and Executive.  Judgment may be entered on the award of the arbitrator in any court having jurisdiction.  Except as provided in Section 6.02, each party shall pay its own expenses of such arbitration and all common expenses of such arbitration shall be borne equally by Executive and the Company.

SECTION 6.04.  Unfunded Agreement.  The obligations of the Company under this Agreement represent an unsecured, unfunded promise to pay benefits to Executive and/or Executive's beneficiaries, and shall not entitle Executive or such beneficiaries to a preferential claim to any asset of the Company.

SECTION 6.05.  Non-Exclusivity of Benefits.  Unless specifically provided herein, neither the provisions of this Agreement nor the benefits provided hereunder shall reduce any amounts otherwise payable, or in any way diminish Executive's rights as an employee of the Company, whether existing now or hereafter, under any compensation and/or benefit plans (qualified or nonqualified), programs, policies, or practices provided by the Company, for which Executive may qualify; provided, however, that the Separation Benefits shall be in lieu of any severance benefits under any such plans, programs, policies or practices.  Vested benefits or other amounts which Executive is otherwise entitled to receive under any plan, policy, practice, or program of the Company (i.e., including, but not limited to, vested benefits under any qualified or nonqualified retirement plan), at or subsequent to the date of termination of Executive's employment shall be payable in accordance with such plan, policy, practice, or program except as expressly modified by this Agreement.

SECTION 6.06.  Employment Status.  Nothing herein contained shall interfere with the Company's right to terminate Executive's employment with the Company at any time, with or without Cause, subject to the Company's obligation to provide Separation Benefits and other benefits provided hereunder, if any.  Executive shall also have the right to terminate his employment with the Company at any time without liability, subject only to his obligations under the Non Compete Agreement set forth in Exhibit C, the employee covenants or obligations contained in any equity or other awards granted to Executive or any other obligation agreed to by Executive after the Effective Date.

SECTION 6.07.  Mitigation.  In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement nor shall the amount of any payment or benefit hereunder be reduced by any compensation earned by Executive as a result of employment by another employer, including, but not limited to, Executive’s eligibility for any retiree health benefits.

SECTION 6.08.  Entire Agreement.  This Agreement represents the entire agreement between Executive and the Company and its affiliates with respect to Executive's employment and/or severance rights, and, as of the Effective Date, supersedes all prior discussions, negotiations, and agreements concerning such rights; provided, however, that any amounts payable to Executive hereunder shall be reduced by any amounts paid to Executive as required by any applicable local law in connection with any termination of Executive's employment.

SECTION 6.09.  Tax Withholding.  Notwithstanding anything in this Agreement to the contrary, the Company shall withhold from any amounts payable under this Agreement all federal, state, city, or other taxes as are legally required to be withheld.

SECTION 6.10.  Waiver of Rights.  The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a continuing waiver or as a consent to or waiver of any subsequent breach hereof.

SECTION 6.11.  Severability.  In the event any provision of the Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

SECTION 6.12.  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut without reference to principles of conflict of laws.

SECTION 6.13.  Counterparts.  This Agreement may be signed in several counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were on the same instrument.

SECTION 6.14.  Indemnification.  During the Employment Term and for so long thereafter as he may have any liability as a result of his service:  (a) the Company shall indemnify Executive (and Executive's legal representatives or other successors) to the fullest extent permitted by the Certificate of Incorporation and By-Laws of the Company, as in effect at such time or on the Effective Date; and (b) Executive shall be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its directors and officers (and to the extent the Company maintains such an insurance policy or policies, Executive shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available for any Company officer or director), against all costs, charges and expenses whatsoever incurred or sustained by Executive or Executive's legal representatives at the time such costs, charges and expenses are incurred or sustained, in connection with any action, suit or proceeding to which Executive (or Executive's legal representatives or other successors) may be made a party by reason of Executive's serving or having served as a director, officer or employee of the Company, or any Subsidiary or Executive's serving or having served any other enterprise as a director, officer, employee or fiduciary at the request of the Company.

SECTION 6.15.  Noncompete.  Contemporaneously with the execution of this Agreement, Executive shall sign the Non-Compete Agreement set forth in Exhibit C.

     SECTION 6.16.  Stock Ownership Requirements.  Pursuant to the Company’s Stock Ownership Guidelines for executives on the third anniversary of the Effective Date the Company expects Executive to own shares of stock in the Company with a dollar value greater than or equal to 400% of Executive Base Salary.

  SECTION 6.17.  Section 409A.  If any provision of this Agreement (or any award of compensation or benefits provided under this Agreement) would cause Executive to incur any additional tax or interest under Section 409A of the Code, the Company shall reform such provision to comply with 409A and agrees to maintain, to the maximum extent practicable without violating 409A of the Code, the original intent and economic benefit to Executive of the applicable provision.  The Company shall not accelerate the payment of any deferred compensation in violation of Section 409A of the Code and to the extent required under Section 409A, the Company shall delay the payment of any deferred compensation for six months following Executive’s termination of employment.

ARTICLE 7

DEFINITIONS

  SECTION 7.  Definitions.  For purposes of this Agreement, the following terms shall have the meanings set forth below.

  "Accrued Benefits" has the meaning accorded such term in Section 3.03.

  "Accrued Compensation" has the meaning accorded such term in Section 3.03.

"Agreement" has the meaning accorded such term in the introductory paragraph of this Agreement.

"Awards" has the meaning accorded such term in Section 3.02.

"BaseSalary" has the meaning accorded such term in Section 2.01.

"Board" means, the Board of Directors of Aetna Inc. (a Pennsylvania corporation).

"Cause" means the occurrence of any one or more of the following:

(a) Executive's willful and continued failure to attempt in good faith to perform the duties of his position (other than as a result of incapacity due to physical or mental illness or injury) which failure is not remedied within fifteen business days of written notice from the Company;

       (b) Executive's material gross negligence or willful malfeasance in the performance of Executive's duties hereunder;

(c) With respect to the Company, Executive's commission of an act constituting fraud, embezzlement, or any other act constituting a felony; or

(d) Executive’s commission of any act constituting a felony (other than a speeding violation or by virtue of vicarious liability) which has or is likely to have a material adverse economic or reputational impact on the Company.

For purposes of this definition, no act or failure to act shall be deemed "willful" unless effected by Executive without reasonable belief that such action or failure to act was lawful and in the best interests of the Company.

For purposes of this definition, wherever the term “Cause” is used in plans or other agreements governing Executive’s rights, the term used in such plans or other agreements shall be no less favorable to Executive than the term Cause herein.

"Code" means the Internal Revenue Code of 1986, as amended.

"Company" means, Aetna Inc. (a Pennsylvania corporation)

"Disability" means Long-Term Disability, as such term is defined in the Disability Plan.

"Disability Plan" means the long-term disability plan (or any successor disability and/or survivorship plan adopted by the Company) in which Executive participates, as in effect immediately prior to the relevant event (subject to changes in coverage levels applicable to all employees generally covered by such Disability Plan).

"Effective Date" has the meaning accorded such term in Section 1.01.

"Employment Term" has the meaning accorded such term in Section 1.02.

"Executive" has the meaning accorded such term in the introductory paragraph of this Agreement.

"Good Reason" means, without Executive's express written consent, the occurrence of any one or more of the following:

(a) A reduction by the Company of Executive's Base Salary or total annual target cash compensation from the level in effect immediately prior thereto, except in the event of a ratable reduction affecting all senior officers of the Company; or

(b) Any failure of a successor of the Company to assume and agree to perform the Company’s entire obligations under this Agreement, as required by Section 5.01 herein, provided that such successor has received at least ten (10) days written notice from the Company or the Executive of the requirements of Section 5.01; or

     (c) Executive reporting to any Company officer other than the Company’s Chief Executive Officer; or

(d) Any action or inaction by the Company that constitutes a material breach of the terms of this Agreement.

"Payment Period" has the meaning accorded such term in Section 3.03.

"Promotion Grant" has the meaning accorded to such term in Section 3.02.

"Pro-Rata Bonus Amount" has the meaning accorded such term in Section 3.03.

"Qualifying Event" has the meaning accorded such term in Section 3.01.

"Separation Benefits" has the meaning accorded such term in Section 3.03.

IN WITNESS WHEREOF, the Company and Executive have executed this Agreement, to be effective as of the day and year first written above.

EXECUTIVE	AETNA INC.

/s/ Mark T. Bertolini	By: /s/ Elease E. Wright
Mark T. Bertolini	Name: Elease E. Wright
Senior Vice President,
Human Resources

Exhibit A:  Form of Release
Exhibit B:  Change in Control Excise Tax Policy.
Exhibit C:  Non-Compete Agreement

Exhibit A
RELEASE AGREEMENT

In consideration of the severance and other benefits payable to me pursuant to that certain Employment Agreement dated as of July 24, 2007 by and between Aetna Inc. (the Company) and me and other valuable consideration, the undersigned, Mark T. Bertolini, hereby agrees to the following:

1.         DEFINITION.  In this agreement the word "Company" means collectively Aetna Inc., a Pennsylvania corporation, and any subsidiaries or affiliates (including any company by which I was or am employed), the employees, agents, officers, directors and shareholders of all such entities and any person or entity which may succeed to the rights and liabilities of such entities by assignment, acquisition, merger or otherwise.

2.         RELEASE.  I hereby release and hold harmless (on behalf of myself and my family, heirs, executors, successors and assigns) now and forever, the Company from and waive any claim, known or unknown, that I have presently, may have or have had in the past, against the Company arising out of, directly or indirectly, my employment with the Company, the cessation of such employment or any act, omission, occurrence or other matter related to such employment or cessation of employment, other than claims I may have to the payment of amounts due and payable in accordance with the terms of the Employment Agreement.  Notwithstanding the foregoing, there shall not be a release of any rights of indemnification I may have, any rights to directors and officers liability insurance coverage, any rights to vested benefits or any rights with regard to vested equity.

3.         EXTENT OF RELEASE.  This agreement is valid whether any claim arises under any federal, state or local statute (including, without limitation, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Equal Pay Act, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974 and all other statutes regulating the terms and conditions of my employment), regulation or ordinance, under the common law or in equity (including any claims for wrongful discharge or otherwise), or under any policy, agreement, understanding or promise, written or oral, formal or informal, between the Company and myself.

4.         CONSIDERATION.  The consideration hereby provided to me under the Employment Agreement is not required under the Company’s standard policies and I know of no circumstances other than my agreeing to the terms of this agreement which would require the Company to provide such consideration.

5.         RESTRICTIONS.  I have not filed, nor will I initiate or cause to be initiated on my behalf, any complaint, charge, claim or proceeding against the Company before any local, state or federal agency, court or other body relating to my employment or the termination thereof (each individually a “Proceeding”), nor will I participate in any Proceeding.  I waive any right I may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding, including any EEOC proceeding.  I understand that by entering into this agreement, I will be limiting the availability of certain remedies that I may have against the Company and limiting also my ability to pursue certain claims against the Company.  The foregoing will not be used to justify interfering with any right I may have to file a charge or participate in an investigation or proceeding conducted by the EEOC.

6.         PENALTIES.  If I initiate or participate in any legal actions, as described above (other than a class action in which I opt out of when first given the opportunity), the Company shall have the right, but shall not be obligated, to deem this agreement void without effect and to require me to repay to the Company any amounts payment of which was conditioned on the execution of this agreement, and to terminate any benefit or payments (other than with respect to vested benefits) that are otherwise payable under the Employment Agreement.

7.         RIGHT TO COUNSEL.  The Company advises me that I should consult with an attorney prior to execution of this agreement.  I understand that it is in my best interest to have this document reviewed by an attorney of my own choosing and at my own expense, and I hereby acknowledge that I have been afforded a period of at least twenty-one days during which to consider this agreement and to have this agreement reviewed by my attorney.

8.         SEVERABILITY CLAUSE.  Should any provision or part of this agreement be found to be invalid or unenforceable, only that particular provision or part so found and not the entire agreement shall be inoperative.

9.         EVIDENCE.  This document may be used as evidence in any proceeding relating to my employment or the termination thereof.  I waive all objections as to its form.

10.         FREE WILL.  I am entering into this agreement of my own free will.  The Company has not exerted any undue pressure or influence on me in this regard.  I have had reasonable time to determine whether entering into this agreement is in my best interest.  I understand that if I request additional time to review the provisions of this agreement, a reasonable extension of time will be granted.

11.         REVOCATION.  This agreement may be revoked by me within seven days after the date on which I sign this agreement and I understand that this agreement is not binding or enforceable until such seven day period has expired.  Any such revocation must be made in a signed letter executed by me and received by the Company at 151 Farmington Avenue, Hartford, Connecticut, Attention:  General Counsel, no later than 5 p.m. Eastern Standard Time on the seventh day after I have executed this agreement.  I further understand that the payments described above will not be paid to me if I revoke this agreement.

12.         NON-ADMISSION.  Nothing contained in this agreement shall be deemed or construed as an admission of wrongdoing or liability on the part of the Company.

13.         GOVERNING LAW.  This agreement and the Agreement shall be construed in accordance with the laws of the State of Connecticut, applicable to contracts made and entirely to be performed therein.

_______________________________ Mark T. Bertolini	_______________________________ Date

Interoffice Communication Elease E. Wright Senior Vice President Human Resources, RC3A (860) 273-8371 Fax: (860) 560-8721
Exhibit B

To:	Mark T. Bertolini

Date:	July 24, 2007

Subject:	Change in Control Excise Tax Policy

Pursuant to the agreement (the “Agreement”) provided to you by Aetna Inc. (together with any successor, “Aetna”) as of the date hereof setting forth your severance protection which may be payable to you following a change in control of Aetna, you have agreed that you will be subject to the Aetna Change in Control Excise Tax Policy for Selected Officers.  This memorandum sets forth the terms of that policy as it applies to you.

1.      Initial Determinations by Accounting Firm.

In the event that a change in “the ownership or effective control” of Aetna or “the ownership of a substantial portion of the assets” of Aetna (a “Change in Ownership”) occurs or is expected to occur (in either case within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”)), Aetna shall retain a national accounting firm selected by Aetna and reasonably acceptable to you (the “Accounting Firm”) to perform the calculations necessary under this memorandum.  The Accounting Firm shall have discretion to retain an independent appraiser with adequate expertise (the “Appraiser”) to provide any valuations necessary for the Accounting Firm’s calculations hereunder.  Aetna shall pay all the fees and costs associated with the work performed by the Accounting Firm and any Appraiser retained by the Accounting Firm.  If the Accounting Firm has performed services for any person, entity or group in connection with the Change in Ownership, you may select an alternative national accounting firm to be the Accounting Firm.  If the Appraiser otherwise performs work for any of the entities involved in the Change in Ownership or their affiliates (or has performed work for any such entity within the three years preceding the calculations hereunder), then you may select an alternative appraiser of national stature with adequate expertise to be the Appraiser.  The Accounting Firm shall provide promptly to both Aetna and you a written report setting forth the calculations required under this memorandum, together with a detail of all relevant supportive data, valuations and calculations.  All determinations of the Accounting Firm shall be binding on you and Aetna.  When making the calculations required hereunder, you shall be deemed to pay:

•	Federal income taxes at the highest applicable marginal rate of Federal income taxation for the taxable year for which any such calculation is made, and

•
any applicable state and local income taxes at the highest applicable marginal rate of taxation for the taxable year for which any such calculation is made, net of the maximum reduction in Federal income taxes which could be obtained from deduction of such state and local taxes.

The Accounting Firm shall determine (the "Initial Determination"):

(i)
the aggregate amount of all payments, benefits and distributions provided by Aetna to you or for your benefit, whether paid or payable or distributed or distributable pursuant to the terms of the Agreement or any other agreement, plan or arrangement of Aetna or otherwise (other than any payment pursuant to this memorandum) which are in the nature of compensation and contingent upon a Change in Ownership (valued pursuant to Section 280G of the Code) (collectively the "Payments"); and

(ii)
the maximum amount of the Payments you would be entitled to receive without being subject to the excise tax imposed by Section 4999 of the Code (the "Payment Cap") (such excise tax, together with any interest or penalties with respect to such excise tax, are hereinafter collectively referred to as the "Excise Tax").

2.	Initial Treatment of Payments.

(a)	If the amount of the Payments does not exceed the Payment Cap, you shall be entitled to receive the full amount of the Payments.

(b)
If the amount of the Payments exceeds the Payment Cap by less than 10% of the Payment Cap amount, then, notwithstanding anything to the contrary, the amount of the Payments payable to you shall be reduced to the amount of the Payment Cap.  In the event that the Payments are subject to reduction hereunder, you shall have the right to designate which of the Payments will be reduced or eliminated.

(c)
If the amount of the Payments exceeds the Payment Cap by more than 10% of the Payment Cap amount, then the amount of the Payments you are entitled to receive shall not be reduced and Aetna shall pay to you an additional payment (a "Gross-Up Payment") in an amount such that after payment by you of all taxes (including any interest and penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment you retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.  All determinations required to be made as to whether a Gross-Up Payment is required and the amount of such Gross-Up Payment shall be made by the Accounting Firm.

(d)	The Initial Determination shall be made within 60 days following the Change in Ownership, and the payments, if any, under Section 2(c) shall be made at the time the related compensation is paid.

3.	Redeterminations Based on IRS or Court Ruling.

If after the date of the Initial Determination (A) you become entitled to receive additional Payments (including, without limitation, severance) contingent upon the same Change in Ownership, or (B) you become subject to the terms of any final binding agreement between you and the Internal Revenue Service or any decision of a court of competent jurisdiction which is not appealable or for which the time to appeal has lapsed (a "Final Determination") and which is contrary to the Initial Determination, then based upon such additional Payments or such Final Determination (as the case may be), the Accounting Firm shall recalculate:

(i)	the aggregate Payments (such recalculated amount, the "Redetermined Payments"); and

(ii)
the maximum amount of the Redetermined Payments you would be entitled to receive without being subject to the excise tax imposed by Section 4999 of the Code (the "Redetermined Payment Cap") (such excise tax, together with any interest or penalties with respect to such excise tax, are hereinafter referred to as the "Redetermined Excise Tax").

4.	Reconciliations Based on Redeterminations.

(a)
If the Redetermined Payment Cap is greater than the Payment Cap (and your Payments were reduced pursuant to paragraph 2(b)), then Aetna shall promptly pay you the amount by which the Redetermined Payments Cap exceeds the Payment Cap, together with interest on such difference at the applicable Federal rate (as defined in Section 1274(d) of the Code) (the "Federal Rate") from the original Payment due date to the date of actual payment of the difference by Aetna.

(b)
If the aggregate value of the Redetermined Payments exceeds the Redetermined Payment Cap by less than 10%, then, notwithstanding anything to the contrary, the amount of the Redetermined Payments that you are entitled to receive and retain shall be reduced to the amount of the Redetermined Payment Cap.  In the event that the Redetermined Payments are subject to reduction under this paragraph and any such portion of the Redetermined Payments have not yet been paid to you, you shall have the right to designate which portion of such unpaid Redetermined Payments should be reduced or eliminated.  If you have previously received any Payments in excess of the Redetermined Payment Cap, such excess Payments shall be deemed for all purposes to be a loan to you made on the date of receipt of such excess Payments, which you shall have an obligation to repay to Aetna on demand, together with interest on such amount at the applicable Federal rate (as defined in Section 1274(d) of the Code) from the date of your receipt of such excess Payments to the date of repayment by you.  Notwithstanding the foregoing, if any portion of such excess Payments which is to be refunded to Aetna has been paid to any Federal, state or local tax authority, repayment thereof shall not be required until actual refund or credit of such portion has been made to you, and interest payable to Aetna shall not exceed interest received or credited to you by such tax authority for the period it held such portion.  In addition, if, pursuant to a Final Determination, any such excess Payments are not deemed a loan and as a result you are subject to Redetermined Excise Tax, then you shall be treated as if the aggregate value of the Redetermined Payments exceeds the Redetermined Payment Cap by more than 10% under paragraph 3(c) and you shall be entitled to the Supplemental Gross-Up Payment, subject to all the attendant conditions set forth below.

(c)
If the aggregate value of the Redetermined Payments exceeds the Redetermined Payment Cap by more than 10%, then the amount of the Redetermined Payments you are entitled to receive and retain shall not be reduced and Aetna shall pay to you an additional payment (a “Supplemental Gross-Up Payment”) in an amount such that after payment by you of all taxes (including any interest and penalties imposed with respect to such taxes), including any Redetermined Excise Tax, imposed on the Supplemental Gross-Up Payment you retain an amount of the Supplemental Gross-Up Payment; provided that if you have previously received a Gross-Up Payment, the amount of the Supplemental Gross-Up Payment shall be reduced by the amount of the Gross-Up Payment you previously received, so that you will be fully reimbursed, but will not receive duplicative reimbursements.  If, however, the Excise Tax exceeds the Redetermined Excise Tax, you shall have an obligation to repay to Aetna.  Notwithstanding the foregoing, in the event any portion of the Gross-Up Payment to be refunded to Aetna has been paid to any Federal, state or local tax authority, repayment thereof shall not be required until actual refund or credit of such portion has been made to you.  You and Aetna shall mutually agree upon the course of action to be pursued (and the method of allocating the expenses thereof) if your good faith claim for refund or credit is denied.

5.	Procedures With Respect to IRS Claims.

You shall notify Aetna in writing of any claim by the Internal Revenue Service relating to any unpaid excise tax applicable to the Payments.  Such notification shall be given as soon as practicable but no later than twenty business days after you know of such claim and shall apprise Aetna of the nature of such claim, any assessment under such claim and the date on which such assessment is requested to be paid.  You shall not pay such claim prior to the expiration of the thirty day period following the date on which you give such notice to Aetna (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If Aetna notifies you in writing prior to the expiration of such period that it desires to contest such claim, you shall:

(a)	give Aetna any information reasonably requested by Aetna relating to such claim,

(b)
take such action in connection with contesting such claim as Aetna shall reasonably request in writing from time to time including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by Aetna,

(c)	cooperate with Aetna in good faith in order effectively to contest such claim, and

(d)	permit Aetna to participate in any proceedings relating to such claim;

provided, however, that Aetna shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold you harmless, on an after-tax basis, for any Excise Tax, Redetermined Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses.  Without limitation on the foregoing, Aetna shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct you to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and you agree to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Aetna shall determine; provided, however, that if Aetna directs you to pay such claim and sue for a refund, Aetna shall advance the amount of such payment to you, on an interest-free basis, and shall indemnify and hold you harmless, on an after-tax basis, from any Excise Tax, Redetermined Excise Tax or income tax, including interest and penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of you with respect to which such contested amount is claimed to be due is limited solely to such contested amount.  Furthermore, Aetna’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and you shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

If after the receipt by you of an amount advanced by Aetna pursuant to the foregoing, you become entitled to receive any refund with respect to such claim, you shall (subject to Aetna’s complying with the requirements of above with respect to any contestation of an excise tax claim) promptly pay to Aetna the amount of such refund (together with any interest paid or credited thereon by the taxing authority after deducting any taxes applicable thereto).  If, after the receipt by you of an amount advanced by Aetna hereunder, a determination is made that you shall not be entitled to any refund with respect to such claim and Aetna does not notify you in writing of its intent to contest such denial of refund prior to the expiration of thirty days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of the Supplemental Gross-Up Payment required to be paid hereunder.  The forgiveness of such advance shall be considered part of the Supplemental Gross-Up Payment and subject to gross-up for any taxes (including interest or penalties) associated therewith.

The terms of this document shall not be amended, modified or curtailed without your written consent.

Exhibit C

 NON-COMPETITION AGREEMENT

I, Mark T. Bertolini, an executive of Aetna Inc. and its subsidiaries and affiliates (collectively, the "Company") am desirous of accepting the position of President of the Company;

In consideration of my entry into the Employment Agreement dated July 24, 2007 (“Employment Agreement”), my appointment to the position of President of the Company and the related compensation actions, and other good and sufficient consideration, I hereby covenant and agree as follows:

1.
I agree that so long as I am employed with the Company and for a period of  twelve (12) months after my employment with the Company has been terminated for any reason, whether with or without cause and whether voluntarily or involuntarily, other than a termination of employment that occurs during the 24-month period following a Change in Control or in Contemplation of a Change in Control (each as defined below), I will not directly or indirectly, (a) engage in the ownership (except less than 1% of the outstanding capital stock of any publicly traded company) of, (b) become an employee of, or (c) act as a consultant, director or contractor to, any competitor of the Company engaged in health care business (“Competitor”).  For purposes of this paragraph, “Competitor” shall mean the four companies on a list provided by the Company to the Executive (the “Specified Entities”).  The initial list of Specified Entities shall be provided simultaneously with execution of this Agreement.  The Specified Entities may be changed by the Company from time to time (but shall never be more than four) by delivering a new list to me, provided that (i) any change in the list delivered to me within 90 days prior to or at any time after termination of my employment with the Company shall be null and void and (ii) any change in the list is applicable to other senior executives of the Company with a similar non-competition agreement. The Company does not intend to enforce the restrictions in this paragraph to the extent (a) such enforcement would violate applicable law or (b) the restrictions are invalid or void under applicable law.

For this Agreement, Change in Control means:  the occurrence of any of the following events:

(a)    When any “person” as defined in Section 3(a)(9) of the Exchange Act and as used in Section 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) of the Exchange Act but excluding the Company and any Subsidiary thereof and any employee benefit plan sponsored or maintained by the Company or any Subsidiary (including any trustee of such plan acting as trustee), directly or indirectly, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act, as amended from time to time), of securities of the Company representing 20 percent or more of the combined voting power of the Company’s then outstanding securities;

(b)    When, during any period of 24 consecutive months the individuals who, at the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason other than death to constitute at least majority thereof, provided that a Director who was not a Director at the beginning of such 24-month period shall be deemed to have satisfied such 24-month requirement (and be an Incumbent Director) if such Director was elected by, or on the recommendation of or with the approval of, at least two-thirds of the Directors who then qualified as Incumbent Directors either actually (because they were directors at the beginning of such 24-month period) or by prior operation of this paragraph (b); or

(c)    The occurrence of a transaction requiring stockholder approval for the acquisition of the Company by an entity other than the Company or a Subsidiary through purchase of assets, or by merger, or otherwise.

Notwithstanding the foregoing, in no event shall a “Change in Control” be deemed to have occurred (i) as a result of the formation of a Holding Company, or (ii) with respect to Executive, if Executive is part of a “group,” within the meaning of Section 13(d)(3) of the Exchange Act as in effect on the Effective Date, which consummates the Change in Control transaction.  In addition, for purposes of the definition of “Change in Control” a Person engaged in business as an underwriter of securities shall not be deemed to be the “Beneficial Owner” of, or to “beneficially own,” any securities acquired through such Person’s participation in good faith in a firm commitment underwriting until the expiration of forty days after the date of such acquisition.

For purposes of this Agreement, the term “Holding Company” shall mean an entity that becomes a holding company for the Company or its businesses as a part of any reorganization, merger, consolidation or other transaction, provided that the outstanding shares of common stock of such entity and the combined voting power of the then outstanding voting securities of such entity entitled to vote generally in the election of directors is, immediately after such reorganization, merger, consolidation or other transaction, beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the voting stock outstanding immediately prior to such reorganization, merger, consolidation or other transaction in substantially the same proportions as their ownership, immediately prior to such reorganization, merger, consolidation or other transaction, of such outstanding voting stock.

“Contemplation of a Change in Control” is when a Change in Control occurs and a Qualifying Event (as defined in the Employment Agreement) occurs prior to the date on which a Change in Control occurs, and it is reasonably demonstrated by the Executive that such Qualifying Event (i) was at the request of a third party who was taking steps reasonably calculated to effect the Change in Control or (ii) otherwise arose in connection with, or in anticipation of, the Change in Control.

2.
I understand that upon termination my employment (whether or voluntary or involuntary, with or without cause), and prior to such termination upon request of the Company, I shall immediately return to the Company all Company property, documentation, trade secrets, confidential information and proprietary materials in my possession, custody or control, and shall return any copies thereof.  After termination of my employment with the Company, I further agree to cooperate reasonably with all matters requested by the Company within the scope of my employment with the Company, provided that any reasonable out-of-pocket expenses incurred in connection with any assistance Executive has been requested to provide under this provision shall be reimbursed by the Company.  The Company agrees and acknowledges that it shall, to the maximum extent possible under the then prevailing circumstances, coordinate any such request with the Executive’s other commitments and responsibilities to minimize the degree to which such request interferes with such commitments and responsibilities.

3.	I agree that if the scope of enforcement of this Agreement is ever disputed, a court or other competent trier of fact may modify and enforce it to the extent it believes is lawful and appropriate.

4.
I acknowledge that compliance with this Agreement is necessary to protect the business and good will of the Company and that any actual or prospective breach will cause injury or damage to the Company which may be irreparable and for which money damages may not be adequate.  I therefore agree that if I breach or attempt to breach this Agreement, the Company shall be entitled to obtain temporary, preliminary and permanent equitable relief, without bond, to prevent irreparable harm or injury, and to money damages, together with any and all other remedies available under applicable law.   In addition, in the event of a willful, material violation of the Agreement, the Company shall have no further obligation (i) to pay the benefits otherwise due and payable after the violation pursuant to Section 3.03 (b) of the Employment Agreement; (ii) to honor the exercise of any options or stock appreciation rights not yet exercised.   The remedies in this paragraph are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity (including but not limited to the award of damages) as an arbitrator (or court) shall reasonably determine.

5.
Any controversy or claim arising out of or relating to this Agreement or the breach, termination, or validity thereof, except for temporary, preliminary, or permanent injunctive relief or any other form of equitable relief, shall be settled by binding arbitration administered by the American Arbitration Association (“AAA”) and conducted pursuant to the AAA's National Rules for Dispute Resolution, as modified in Aetna's Employment Dispute Arbitration Program in effect at the time the request for arbitration is filed.

6.
This Agreement shall be construed in accordance with the laws of the State of Connecticut.  I hereby irrevocably consent to the personal jurisdiction of the courts of the State of Connecticut, it being acknowledged that the Company maintains its headquarters in said location.

7.
I acknowledge that the Company is relying upon my foregoing commitments and obligations in revealing trade secrets and confidential information to me, in making any future annual bonus or salary increase and/or any other payments to me, and in otherwise employing me.

IN WITNESS WHEREOF, the parties, intending to be legally bound, state that they understand this agreement, enter into it freely, and have duly executed it below.

Executed by:	Accepted by:
Mark T. Bertolini	AETNA INC.

/s/ Mark T. Bertolini	By: /s/ Elease E. Wright
(Signature)	Elease E. Wright

Mark T. Bertolini	7-23-07
(Printed Name)	(Date)

EVP, Head of Business Operations
(Title)

7-23-07
(Date)